Exhibit 99.1

Tyler Technologies Reports Earnings

For First Quarter 2012

Software revenues grew 15 percent

DALLAS – April 25, 2012 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended March 31, 2012. Tyler reported total revenues of $82.7 million and net income of $5.7 million, or $0.17 per diluted share. In the same quarter last year, the Company had revenue of $73.4 million and net income of $5.7 million, or $0.17 per diluted share. Gross margin increased 80 basis points to 45.2 percent compared to 44.4 percent in the year-ago quarter.

Recurring software revenues from maintenance and subscriptions were $49.8 million in the first quarter of 2012, an increase of 17.3 percent compared to the first quarter of 2011, and comprised 60.2 percent of the quarter’s total revenues.

Excluding capital expenditures associated with real estate, free cash flow for the first quarter of 2012 was $17.1 million compared to $16.3 million in the first quarter of last year. Including real estate capital expenditures, free cash flow for the current quarter was $17.0 million compared to $9.7 million for the same period in 2011.

EBITDA, or earnings before interest, income taxes, depreciation and amortization, was $12.9 million in the first quarter of 2012, compared to $12.4 million in the prior-year quarter.

Total backlog was $332.1 million at March 31, 2012, an increase of 26.7 percent from $262.1 million at March 31, 2011. Software-related backlog (excluding appraisal services) increased 32.0 percent to $307.8 million compared to $233.2 million at March 31, 2011.

Tyler ended the first quarter of 2012 with $11.9 million in cash and investments and $88.1 million of availability under its $150.0 million revolving line of credit. During the first quarter, Tyler did not repurchase any of its common stock. As of March 31, 2012, the Company was authorized to repurchase up to 1.7 million additional shares.

“Tyler posted solid growth across all of our software revenue line items,” said John S. Marr Jr., Tyler’s president and CEO. “Total revenues grew nearly 13 percent, with 8 percent of that growth organic and approximately 5 percent coming from acquisitions completed in the last year. Software-related revenues grew approximately 15 percent, which offset somewhat the decline in appraisal services revenues that was expected in connection with the timing of certain projects. We continue to see strong growth in our recurring revenues from subscriptions and maintenance, which together grew over 17 percent. Even with the continuing shift in our revenue mix toward our SaaS model, reflected in the 43 percent growth in subscriptions revenue, we achieved growth in software license revenues for the second consecutive quarter.

“Leverage from growth in our software-related revenues resulted in an improvement in our blended gross margin of 80 basis points compared to last year. However, our gross margin improvement in the quarter was largely offset by higher selling, general and administrative expenses, including costs related to facilities, increases in sales and certain internal support function headcounts to support growth, and increased stock compensation expense. Research and development expenses also increased 12 percent from the first quarter of 2011, primarily because there was no expense reimbursement offsets from Microsoft in the current quarter.

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Tyler Technologies Reports Earnings

For First Quarter 2012

April 25, 2012

“Tyler’s first quarter results build on positive market trends that we began to experience in the second half of 2011,” said Mr. Marr. “Our first quarter bookings grew more than 35 percent over last year, our sales pipeline remains very active, and our competitive position continues to be strong. We have revised our revenue guidance upward to reflect the recent acquisitions of UniFund and Computer Software Associates, and have slightly increased both the lower and upper end of our earnings guidance range.”

Annual Guidance for 2012

Total revenues for 2012 are currently expected to be in the range of $360 million to $366 million. Tyler expects that diluted earnings per share will be approximately $0.95 to $1.02 and approximately 60 percent of earnings will occur in the second half of the year. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $7.4 million, or $0.18 per share after taxes. The Company currently estimates that its effective tax rate for 2012 will be approximately 39.2 percent. Tyler expects that capital expenditures for the year will be between $15 million and $16 million, including approximately $9 million related to real estate, and that depreciation and amortization expense will be between $13.2 million and $13.7 million.

Tyler Technologies will hold a conference call on Thursday, April 26, at 10 a.m. Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-317-6789 (U.S. callers) and
412-317-6789 (international callers), and reference confirmation code 10012095 when prompted. A replay will be available two hours after the completion of the call through May 2, 2012. To access the replay, please dial 877-344-7529 (U.S. callers) and
412-317-0088 (international callers) and reference passcode 10012095. The live webcast and archived replay can also be accessed at www.tylertech.com.

About Tyler Technologies, Inc.

Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector — cities, counties, schools and other government entities — to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 10,000 local government offices in all 50 states, Canada, the Caribbean and the United Kingdom. Forbes has named Tyler one of “America’s Best Small Companies” four times in the last five years. More information about Dallas-based Tyler Technologies can be found at www.tylertech.com.

Non-GAAP Measures

This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our

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Tyler Technologies Reports Earnings

For First Quarter 2012

April 25, 2012

financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

###

(Comparative results follow)

Contact: Brian K. Miller

Executive Vice President - CFO

Tyler Technologies, Inc.

(972) 713-3720

brian.miller@tylertech.com

12-30

TYLER TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Software licenses	$7,442	$6,822
Subscriptions	9,968	6,964
Software services	18,530	16,764
Maintenance	39,850	35,512
Appraisal services	5,682	6,197
Hardware and other	1,251	1,134

Total revenues	82,723	73,393

Cost of revenues:
Software licenses	566	795
Acquired software	410	295
Software services, maintenance and subscriptions	39,813	35,180
Appraisal services	3,796	3,824
Hardware and other	719	676

Total cost of revenues	45,304	40,770

Gross profit	37,419	32,623

Selling, general and administrative expenses	21,335	17,288
Research and development expense	5,094	4,549
Amortization of customer and trade name intangibles	946	804

Operating income	10,044	9,982
Other expense, net	703	500

Income before income taxes	9,341	9,482
Income tax provision	3,660	3,754

Net income	$5,681	$5,728

Earnings per common share:
Basic	$0.19	$0.18

Diluted	$0.17	$0.17

Comprehensive income	$5,681	$5,728

EBITDA (1)	$12,945	$12,411

Weighted average common shares outstanding:
Basic	30,015	32,086
Diluted	32,530	33,720

(1)	Reconciliation of EBITDA

	Three Months Ended March 31,
	2012	2011
Net income	$5,681	$5,728
Amortization of customer and trade name intangibles	946	804
Depreciation and other amortization included in cost of revenues,
SG&A and other expenses	2,080	1,781
Interest expense included in other expense, net	578	344
Income tax provision	3,660	3,754

EBITDA	$12,945	$12,411

TYLER TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	March 31,
	2012	December 31,
	(Unaudited)	2011
ASSETS

Current assets:
Cash and cash equivalents	$9,932	$1,326
Short-term investments available-for-sale	—	25
Accounts receivable, net	58,888	90,012
Other current assets	9,764	10,634
Deferred income taxes	5,095	5,095

Total current assets	83,679	107,092

Accounts receivable, long-term portion	1,400	2,095
Property and equipment, net	40,721	40,915
Non-current investments available-for-sale	1,953	1,953

Other assets:
Goodwill and other intangibles, net	148,525	141,722
Other	1,485	1,614

Total assets	$277,763	$295,391

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$17,515	$27,362
Deferred revenue	109,381	123,678
Income taxes payable	2,126	600

Total current liabilities	129,022	151,640

Revolving line of credit	56,000	60,700
Deferred income taxes	4,994	4,941
Shareholders’ equity	87,747	78,110

Total liabilities and shareholders’ equity	$277,763	$295,391

TYLER TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$5,681	$5,728
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	3,026	2,585
Share-based compensation expense	1,835	1,449
Excess tax benefit from exercise of share-based arrangements	(686)	(272)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	8,228	7,977

Net cash provided by operating activities	18,084	17,467

Cash flows from investing activities:
Proceeds from sales of investments	25	25
Cost of acquisitions, net of cash acquired	(5,874)	—
Additions to property and equipment	(1,048)	(7,804)
Decrease in other	—	214

Net cash used by investing activities	(6,897)	(7,565)

Cash flows from financing activities:
Purchase of treasury shares	—	(6,839)
Decrease in net borrowings on revolving line of credit	(4,700)	(4,000)
Contributions from employee stock purchase plan	509	456
Proceeds from exercise of stock options	924	343
Excess tax benefit from exercise of share-based arrangements	686	272

Net cash used by financing activities	(2,581)	(9,768)

Net increase in cash and cash equivalents	8,606	134
Cash and cash equivalents at beginning of period	1,326	2,114

Cash and cash equivalents at end of period	$9,932	$2,248

Reconciliation of free cash flow:

	Three Months ended March 31,
	2012	2011
Cash provided by operating activities	$18,084	$17,467
Capital expenditures	(1,048)	(7,804)

Free cash flow	17,036	9,663
Capital expenditures for real estate	87	6,657

Free cash flow, excluding real estate	$17,123	$16,320